BUFFALO GOLD LTD.

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited, Prepared by Management)

September 30, 2008

2400- 1111 West Georgia Street

Vancouver, BC, Canada V6E 4M4

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

NOTICE TO READER

These unaudited consolidated financial statements for the third financial quarter ended September 30, 2008 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years except for the adoption of new accounting policies as described in note 3. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2007.

BUFFALO GOLD LTD.

Consolidated Statements of Operations

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	September 30, 2008	December 31, 2007

Assets

Current
Cash	$404,330	$1,064,756
Receivables	1,644,825	999,618
Notes receivable	-	300,000
Marketable securities (note 4)	107,568	808,295
Inventories (note 5)	1,432,715	999,107
Prepaid expenses	351,386	207,425

	3,940,824	4,379,201

Deposits	44,508	76,643
Property, plant and equipment (note 6)	4,597,313	4,575,235
Equity investments (note 7)	890,100	13,080,514
Exploration properties (note 8)	3,857,936	35,381,405
Development property	-	47,468,294

	$13,330,681	$104,961,292

Liabilities and Shareholders' Equity

Current
Accounts payable and accruals (note 13)	$4,525,656	$3,863,457
Other current liabilities	3,012,080	2,637,359
Total current liabilities	7,537,736	6,500,816

Long-term liabilities	9,176,498	8,938,157
Asset retirement obligations	5,300,235	4,617,669
Future income taxes	739,941	27,508,831

	22,754,410	47,565,473

Shareholders' equity (deficiency)
Share capital (note 10)
Authorized
Unlimited common shares without par value
Issued and outstanding
107,177,732 (2007 – 97,793,619) common shares	85,550,362	81,664,255
Share subscriptions received	-	211,500
Contributed surplus	10,606,086	10,383,086
Accumulated other comprehensive loss	(426,708)	(413,642)
Deficit	(105,153,469)	(34,449,380)

	(9,423,729)	57,395,819

	$13,330,681	$104,961,292

Continuance of operations (note 2)

On behalf of the board of directors
“Brian McEwen”		“James Stewart”
Brian McEwen	Director	James Stewart	Director

The accompanying notes are an integral part of these consolidated financial statements..

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BUFFALO GOLD LTD.

Consolidated Statements of Operations

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Exploration expenses (note 8)	$849,949	$1,369,341	$3,155,291	$7,971,044

Administrative expenses
Amortization	4,864	3,312	10,761	10,050
Consulting and management fees (note 13)	227,561	328,217	685,975	670,946
Investor relations	96,631	71,828	316,046	356,101
Property evaluation and due diligence	-	5,519	-	5,519
Listing, filing and transfer fees	17,410	9,115	162,083	69,162
Office and miscellaneous	64,913	16,443	372,053	49,954
Professional fees (note 13)	111,109	73,704	246,855	236,200
Rent (note 13)	58,203	31,302	175,529	88,063
Salaries	555,245	25,186	1,154,215	67,358
Travel and promotion	82,875	90,277	174,859	283,981
	1,218,811	654,903	3,298,376	1,837,334

Loss before other items and income taxes	(2,068,760)	(2,024,244)	(6,453,667)	(9,808,378)

Other Items
Equity loss in investees	(428,773)	(572,659)	(1,756,670)	(572,659)
Gain on partial disposition of equity investment	-	-	567,473	-
Exploration property write-off (note 8)	(84,167,802)	-	(84,167,802)	(101,589)
Impairment of equity investments	(9,531,502)	-	(9,531,502)	-
Loss on sale of marketable securities	(249,373)	(1,065,960)	4,521,774	(1,065,960)
Other income	(45,148)	769	(74,847)	1,584
Foreign exchange (gain) loss	909,607	14,399	(447,531)	(452,916)
Interest expense	(22,466)	-	(65,456)	-
Interest income	4,023	15,719	16,420	232,047

Income (loss) before income taxes	(95,600,194)	(3,631,976)	(97,391,808)	(11,767,871)

Future income tax recovery	26,477,106	52,509	26,687,719	180,083

Income (loss) for the period	(69,123,088)	(3,579,467)	(70,704,089)	(11,587,788)

Other comprehensive income (loss)
Net unrealized gain (loss) on available for sale securities	(106,522)	740,027	(13,066)	(1,166,248)

Comprehensive loss for the period	$(69,229,610)	$(2,839,440)	$(70,717,155)	$(12,754,036)

Loss per share, basic and fully diluted	$(0.64)	$(0.05)	$(0.66)	$(0.19)

Weighted average number of shares outstanding
Basic and fully diluted	107,177,732	67,435,643	106,626,674	60,836,851

The accompanying notes are an integral part of these financial statements.

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BUFFALO GOLD LTD.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Cash Flows Used In Operating Activities
Loss for the period	(69,123,088)	$(3,579,467)	$(70,704,089)	$(11,587,788)

Items not involving cash
Stock-based compensation	-	-	-	-
Loss (gain) on sale of marketable securities	249,373	1,065,960	(4,521,774)	1,065,960
Impairment of equity investments	9,531,502	-	9,531,502	-
Exploration property write-off	84,167,802	-	84,167,802	101,589
Future income taxes	(26,558,277)	(52,509)	(26,768,890)	(180,083)
Unrealized foreign exchange loss (gain)	(881,028)	(5,328)	1,092,656	682,483
Amortization	4,864	3,312	10,761	10,050
Gain on partial disposition of equity investment	-	-	(567,473)	-
Equity loss in investees	428,773	572,659	1,756,670	572,659
Changes in non-cash working capital items:
Decrease (increase) in receivables	(514,788)	(42,411)	(645,207)	2,201
Decrease (increase) in prepaid expenses	(24,769)	(55,489)	(143,961)	(6,273)
Decrease (increase) in inventory	(86,042)	-	(433,608)	-
Increase (decrease) in accounts payable and accrued liabilities	807,605	66,356	662,199	(167,652)

Net cash by (used in) operating activities	(1,998,073)	(2,026,917)	(6,563,412)	(9,506,854)

Cash Flows Provided by Financing Activities
Issuance of shares for cash	-	-	3,885,300	276,709
Share issue costs	-	-	(286,555)	5,072
Share subscriptions received	-	10,010	-	10,010

Net cash provided by financing activities	-	10,010	3,598,745	291,791

Cash Flows Provided by (Used in) Investing Activities
Equipment purchases	(563)	-	(97,839)	(3,538)
Purchase of marketable securities	(500,000)	-	(500,000)	(2,652,390)
Sale of marketable securities	249,372	741,385	249,372	17,183,694
Sale of equity investment	-	-	9,152,715	-
Purchase of equity investments	-	-	(2,289,800)	(5,636,640)
Expenditures on development property	(1,457,154)	-	(4,584,611)	-
Acquisition of subsidiary	-	-	-	(6,105)
Loan repayment by related party	-	-	300,000	-
Deposit	11,340	7,632	32,135	(1,584)
Acquisition of exploration properties		-	-	61,827
Advances to subsidiary before acquisition	-	-	-	(12,323)

Net cash used in investing activities	(1,697,005)	749,017	2,261,972	8,932,941

Foreign exchange gain(loss) on cash held in foreign currency	192,046	(38,794)	42,269	(92,824)

Change in cash during period	(3,503,032)	(1,306,684)	(660,426)	(357,296)

Cash, beginning of period	3,907,362	2,317,985	1,064,756	1,368,597

Cash, end of period	404,330	$1,011,301	$404,330	$1,011,301

The accompanying notes are an integral part of these consolidated financial statements.

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BUFFALO GOLD LTD.

Consolidated Statements of Shareholders’ Equity

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Number of shares	Share capital	Share subscriptions received	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total shareholders’ equity

Balance, December 31, 2006	46,423,539	$ 40,045,572	$ -	$ 5,990,160	$ -	$ (19,993,344)	$ 26,042,388
Issuance of shares to Longview	17,000,000	15,298,000	-	-	-	-	15,298,000
Issuance of shares to Madison	3,521,648	3,375,502	-	-	-	-	3,375,502
Share subscriptions received	-	-	211,500	-	-	-	211,500
Exercise of share purchase warrants – cash	280,456	195,618	-	-	-	-	195,618
Fair value of warrants exercised	-	82,712	-	(82,712)	-	-	-
Exercise of stock options – cash	300,000	124,515	-	-	-	-	124,515
Fair value of options exercised	-	110,438	-	(110,438)	-	-	-
Share issue costs reimbursement	-	503	-	-	-	-	503
Stock option award	-	-	-	1,377,076	-	-	1,377,076
Purchase of Sargold Resource Corporation	21,597,976	18,803,000	-	3,209,000	-	-	22,012,000
Private placement	8,670,000	3,901,500	-	-	-	-	3,901,500
Offering costs - cash	-	(273,105)	-	-	-	-	(273,105)
Unrealized loss on marketable securities	-	-	-	-	(413,642)	-	(413,642)
Loss for the year	-	-	-	-	-	(14,456,036)	(14,456,036)
Balance, December 31, 2007	97,793,619	81,664,255	211,500	10,383,086	(413,642)	(34,449,380)	57,395,819

Private placement	9,104,001	4,096,800	(211,500)	-	-	-	3,885,300
Offering costs - cash	-	(286,555)	-	-	-	-	(286,555)
Offering costs- non-cash	-	(223,000)	-	223,000	-	-	-
Share issue – property acquisition	280,112	298,862	-	-	-	-	298,862
Unrealized loss on marketable securities	-	-	-	-	(13,066)	-	(13,066)
Loss for the period	-	-	-	-	-	(70,704,089)	(70,704,089)

Balance, September 30, 2008	107,177,732	$ 85,550,362	$ -	$ 10,606,086	$ (426,708)	$(105,153,469)	$ (9,423,729)

The accompanying notes are an integral part of these financial statements.

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

These consolidated financial statements include the accounts of Buffalo Gold Ltd. and all of its subsidiaries and investments. Buffalo Gold Ltd. and its subsidiaries are collectively referred to as the “Company”. The principal subsidiaries and investments of the Company and their geographic locations at September 30, 2008 are listed below:

Entity	Location	Ownership Interest	Status
Sardinia Gold Mines SPA (“SGM”)	Italy	100%	Consolidated
SGM Ricerche SPA (“SGM Ricerche”)	Italy	100%	Consolidated
Buffalo Gold Minerals Inc.	Canada	100%	Consolidated
Buffalo PNG Ltd. (“Buffalo PNG”)	Papua New Guinea	100%	Consolidated
Madison Enterprises (PNG) Ltd. (“Madison PNG”)	Papua New Guinea	60%	Consolidated
Gold FX Limited (“Gold FX”)	Australia	100%	Consolidated
Canon Investments Pty Ltd. (“Canon”)	Australia	100%	Consolidated
Bondi Mining Limited (“Bondi”)	Australia	42%	Equity investment
AMI Resources Inc. (“AMI”)	Canada	22%	Equity investment

Buffalo Gold Ltd. is an Alberta Corporation engaged in the business of the acquisition, exploration, development of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit. The Company adds value by investing in strategic companies and developing assets through exploration moving towards the overall strategy of becoming a mid-tier gold producer. The Company’s shares are listed on the TSX Venture Exchange (the “Exchange”) and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in Exchange policies. The Company’s shares are also listed on the Over the Counter market (“OTC”) in the United States and the Frankfurt Stock Exchange in Germany.

2.

CONTINUANCE OF OPERATIONS

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) on the ongoing assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. The Company has a history of operating losses and it had working capital deficiency of $3,596,912 at September 30, 2008 (December 31, 2007 – $2,121,615). The Company intends to undertake exploration and development programs that will require the Company to raise further funds or sell assets. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have been primarily funded by the issuance of share capital and debt. Continued operation of the Company is dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Such financings may not be available or may not be available on reasonable terms.

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

3.

ADOPTION OF ACCOUNTING POLICIES

Accounting policies to be implemented effective January 1, 2008

The Company has adopted new Canadian Institute of Chartered Accountants (“CICA”) Handbook sections:

Sections 3862, Financial Instruments – Disclosure and 3863, Financial Instruments – Presentation, replace Section 3861, Financial Instruments – Disclosure and Presentation. These new sections incorporate many of the disclosure requirements in the previous section, but place an increased emphasis on disclosure about risk, including both qualitative and quantitative information about the risk exposures arising from financial instruments.

An updated Section 1400, General Standards on Financial Statement Presentation, which includes requirements to assess and disclose a company’s ability to continue as a going concern.

Section 1535, Capital Disclosures establishes disclosure requirements about the Company’s objectives, policies and processes for managing capital, as well as quantitative information about the capital.

Section 3031, Inventories, which replaces the previous Section 3030, establishes standards for the measurement and disclosure of inventories. The new standard provides more extensive guidance on the determination of cost, including allocation of overhead, requires impairment testing and expands the disclosure requirements.

Adoption of these accounting standards will not have a material effect on the Company’s financial statements.

Accounting policies to be implemented effective January 1, 2009

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Various changes have been made to other sections of the CICA Handbook for consistency purposes. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new Section will be applicable to the Company’s financial statements for its fiscal year beginning January 1, 2009. The Company is currently evaluating the impact of the adoption of this new Section on its consolidated financial statements.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five-year transitional period. In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP and the date for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

4.

MARKETABLE SECURITIES

At September 30, 2008, the Company held the following available-for-sale securities:

		Cost	Market Value
Solomon Gold plc	Common shares	$ 318,999	$ 22,077
Gold Aura	Common shares	390,628	85,491
		$ 709,627	$ 107,568

At December 31, 2007, the Company held the following available-for-sale securities:

		Cost	Market Value
Solomon Gold plc	Common shares	$ 318,999	$ 160,524
AMI Resources Inc.	Common shares	670,782	361,375
Gold Aura Limited	Common shares	390,628	286,396
		$1,380,409	$ 808,295

5.

INVENTORIES

	September 30 2008	December 31 2007

Gold doré bars	$29,756	$77,945
Work in progress	890,557	505,553
Materials and supplies	512,402	415,609
	$1,432,715	$999,107

6.

PROPERTY, PLANT AND EQUIPMENT

	September 30, 2008			December 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Land	$ 729,730	$ -	$ 729,730	$ 729,730
Buildings	978,754	-	978,754	978,754
Machinery and equipment	1,163,517	194,629	968,888	1,129,108
Vehicles	1,906,416	13,528	1,892,888	1,701,893
Computer equipment	41,060	28,764	12,296	17,746
Computer software	29,581	24,830	4,751	7,602
Furniture and fixtures	15,892	5,886	10,006	10,402
	$ 4,864,950	$ 267,637	$ 4,597,313	$ 4,575,235

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

7.

EQUITY INVESTMENTS

Kinbauri Gold Corp.

Balance, December 31, 2007	$4,465,152
Equity in loss for the period	(665,794)
Sale of shares	(815,167)
Transfer to marketable securities	(2,984,191)
Balance, September 30, 2008	$-

At December 31, 2007, the Company held 26% of the issued common shares of Kinbauri. In the nine months ended September 30, 2008, the Company sold 2,400,000 shares of Kinbauri for net proceeds of $1,382,640. At February 28, 2008 the Company shareholding in Kinbauri fell below 20% and Kinbauri ceased to be an equity investee.

Bondi Mining Ltd.

Balance, December 31, 2007	$8,615,362
Equity in loss for the period	(822,048)
Impairment	(7,043,314)
Balance, September 30, 2008	$750,000

At September 30, 2008 Company held 42% of the issued common shares of Bondi. The Company wrote down the value of its investment in Bondi at September 30, 2008 considering factors such as, but not limited to, current equity market conditions and the outlook for uranium prices.

AMI Resources Inc.

Balance, December 31, 2007	$-
Purchase of shares and warrants	2,868,000
Equity in loss for the period	(239,712)
Impairment	(2,488,188)
Balance, September 30, 2008	$140,100

In May 2007, the Company acquired 1,445,500 shares of AMI, a publicly traded company, at a cost of $670,782. Longview Capital Partners Incorporated (“Longview Incorporated”), a company with an officer and a director in common with the Company, is a significant shareholder of AMI.

In January 2008, the Company acquired 5,724,500 common shares of AMI at a price of $0.40 per share in a private transaction with Longview Incorporated. As a result of this transaction, the Company owned 7,170,000 common shares at September 30, 2008, representing approximately 22% of AMI’s issued and outstanding share capital.

The Company wrote down its investment in AMI considering primarily the proceeds received on the subsequent sale of this investment.

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

8.

EXPLORATION PROPERTIES

The carrying values of the Company’s exploration properties were:

	December 31 2007	Additions	Disposals	Write-off	September 30 2008

Gold
Osilio	$2,987,597	$-	$-	$(2,987,597)	$-
Monte Ollasteddu	1,000,000	-	-	(1,000,000)	-
Mt. Kare	27,535,873	-	-	(27,535,873)	-
Corridors	3,086,348	-	-	-	3,086,348
Oakland Park	-	-	-	-	-
Golden Gate	771,587	-	-	-	771,587
Cadarga	-	-	-	-	-
Palmer River	-	-	-	-	-

Silver and base metals
Woodmurra and Callabonna	-	-	-	-	-
Red River	-	-	-	-	-
	$35,381,405	$-	$-	$(31,523,470)	$3,857,936

The Company incurred exploration expenses as follows:

	September 30 2008	September 30 2007

Drilling and sampling	$263,179	$	$ 2,064,225
Geological, geochemical, geophysics	223,692		1,120,526
Communications	186,864		180,484
Helicopter and transport	752,135		2,125,759
Salaries	455,689		429,003
Fuel	27,024		293,377
Land use permits	202,281		232,533
Accommodation and meals	143,632		244,237
Supplies	111,437		-
Automotive	145,493		291,895
Legal fees	88,725		118,167
Travel	416,074		140,094
Consulting	-		512,915
General	139,066		217,829

Total	$3,155,291	$	$ 7,971,044

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

8.

EXPLORATION PROPERTIES (CONTINUED)

The Company’s exploration expenditures (recoveries) by property were:

	September 30 2008	September 30 2007

Gold
Osilo	$-	$-
Monte Ollasteddu	-	-
Mt. Kare	2,640,980	7,463,601
Corridors	57,755	170,054
Oakland Park and Golden Gate	50,906	-
Cadarga	13,485	-
Palmer River	27,476	-
Other	214,169	142,202
	3,004,771	7,775,857

Uranium
Angela and Pamela	-	-
Maureen North	54,062	157,535
Juntala	114	-
Murphy	-	37,652
Eromanga	1,009	-
	55,185	195,187

Nickel
Hannah 1	20,971	-
Rawlinna	3,633	-
	24,604	-

Silver and base metals
Woodmurra and Callabonna	34,414	-
Red River	36,317	-
	70,731	-
	$3,155,291	$7,971,077

The Company sold its interest in all uranium properties in 2007 but received invoices for work performed on those properties in the current period.

Mt. Kare

In April 2008, the Company gave notice to Madison Minerals Inc. (“Madison”) that the Company wishes to implement a joint venture at the Mt. Kare project in Papua New Guinea following a 90-day notice period. At June 30, 2008, Company had a 60% interest in the Mt. Kare project and Madison held the remaining 40%. Madison and the Company collectively hold a 10% interest in trust for the local landowners, which is included in their interests. The Company and Madison will have to contribute on a pro rata basis to the project costs or their ownership interests will be diluted. Madison has indicated that it will not be contributing to the joint venture and will be subject to dilution.

Subsequent to quarter-end, the Company signed a memorandum of understanding (“MOU”) with China Railway Resources Co. Ltd. (“CRRC”). On completion of the transaction contemplated by the MOU, the joint venture agreement would be replaced with a new agreement (note 15).

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

9.

DEVELOPMENT PROPERTY

Furtei

The Company acquired a 90% interest in the Furtei Mine, located in Sardinia, Italy, through its acquisition of Sargold Resource Corp in 2007. The Sardinian operations have lost money since their acquisition by the Company and the Company’s principal Sardinian subsidiary, SGM, is insolvent. The Company plans to close its Sardinian operations at the end of November 2008 and has accordingly written down the Furtei Mine to $nil.

The carrying value of the Company’s development property is:

Nine months ended September 30, 2008	Beginning	Acquired	Additions	Write-off	Ending

Furtei	$47,468,294	$-	$5,176,039	$52,644,333	$-

From December 31, 2007 to September 30, 2008, the Company incurred costs of $8,571,277 on mine operations and generated revenue of $3,395,238. The Company capitalized the net amount of $5,176,039 to the carrying value of the mine.

10.

SHARE CAPITAL

The authorized share capital comprises an unlimited number of common shares without par value. At September 30, 2008, 107,177,732 common shares were issued and outstanding (December 31, 2007 – 97,793,619 common shares).

In January 2008, the Company completed the second tranche of a brokered private placement of 9,104,001 units at a price of $0.45 per unit to generate gross proceeds of $4,096,800 of which $211,500 was received in 2007. Each unit comprises one common share and a half-warrant with each full warrant exercisable to purchase a common share at $0.75 for a period of two years. The Company incurred cash offering costs of $474,078. In addition, the Company issued 1,114,711 broker warrants.

- Page 13 -

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

11.

STOCK OPTIONS

The Company has an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company. The maximum number of shares reserved for issuance under the Plan may not exceed 10% of the issued share capital of the Company. Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant. Options granted under the Plan have a term not to exceed five years and vesting provisions are determined by the board of directors.

The change in stock options outstanding is as follows:

	September 30, 2008		September 30, 2007
	Stock Options Outstanding	Weighted Average Exercise Price US$	Stock Options Outstanding	Weighted Average Exercise Price US$

Balance, January 1	6,977,072	0.75	3,698,500	1.14

Granted	-	-	-	-
Exercised	-	-	(275,000)	0.35
Expired or forfeited	(549,500)	0.95	-	-
Balance, September 30	6,427,572	0.73	3,423,500	1.20

12.

WARRANTS

At September 30, 2008, the following share purchase warrants were outstanding:

Exercise Price	Number of Financing Warrants	Number of Broker Warrants	Expiry Date
US$0.75	4,335,000	-	December 12, 2009
US$0.75	4,552,001	1,114,711	December 12, 2009
US$0.86	1,428,571	-	June 5, 2009
US$0.86	428,572	2,142,857	June 12, 2009
	10,744,144	3,257,568

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

12.

WARRANTS (CONTINUED)

The change in share purchase warrants outstanding is as follows (where applicable, Canadian dollar denominated amounts have been converted to US dollars at prevailing exchange rates):

	Financing Warrants		Broker Warrants
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding		Weighted Average Exercise Price
At January 1, 2008	14,608,993	US$ 1.43	4,754,597	-	US$ 1.22
Issued	4,552,001	US$ 0.75	1,114,711	-	US$ 0.75
Expired	(8,416,850)	US$ 1.90	(2,611,740)	-	US$ 1.53
Exercised	-	-	-	-	-
At September 30, 2008	10,744,144	US$ 0.77	3,257,568	-	US$ 0.84

13.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with officers, a former officer, directors, a former director, companies and a law firm in which officers or directors of the Company, or their spouses, hold an interest:

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Consulting and management fees	$ 156,065	$ 108,249	$ 406,385	$ 426,247
Professional fees	30,000	30,000	90,000	90,000
Exploration expenses	88,018	123,571	189,313	216,635
Administration fees	2,842	-	28,391	-
Investor relations	38,142	38,888	114,426	116,456
Rent and office costs	10,800	10,800	32,400	32,400

	$ 325,867	$ 311,508	$ 860,915	$ 881,738

Included in accounts payable at September 30, 2008 is $56,415 (December 31, 2007 - $249,675) due to officers, directors and consulting companies in which officers or directors hold an interest.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

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BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Nine Months Ended September 30, 2008

(Unaudited, Prepared by Management)

14.

CAPITAL MANAGEMENT

The Company considers that its capital comprises shareholders' equity and long-term liabilities. The Company's objectives in managing capital are to ensure that it has sufficient funds to support the development of a gold exploration and mining company and maintain creditor confidence; and to safeguard the Company’s ability to obtain financing when the need arises.

The Company does not have any externally or internally imposed capital requirements. In maintaining its capital, the Company has a strict investment policy which includes investing surplus cash only in highly liquid, highly rated financial instruments. The Company regularly reviews its capital management approach. There were no changes in the Company’s approach to capital management during the period.

15.

SUBSEQUENT EVENTS

a)

In October 2008, the Company signed a MOU with CRRC, a wholly owned subsidiary of China Railway Group Limited (“CREC”) to invest in the Company and to finance the Mt. Kare project in Papua New Guinea and earlier stage projects in Australia. The MOU is contingent on CRRC completing due diligence on the Company and its assets, on the Papua New Guinea government approving renewal of the Mt. Kare exploration license 1093 and receiving all approvals, including approval from the TSX Venture Exchange.

b)

In November 2008, the Company disposed of its equity investment in AMI for net proceeds of approximately $140,000.

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